SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-A/A

                      AMENDING FORM 8-A FILED INITIALLY ON

                                  JULY 18, 2000

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                          Miravant Medical Technologies

             (Exact name of Registrant as specified in its charter)

         Delaware                                   77-0222872
(State of incorporation or organization)        (IRS Employer I.D. No.)

                    336 Bollay Drive, Santa Barbara, CA 93117

                    (Address of principal executive offices)

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

                                (Title of Class)

 Securities to be registered pursuant to Section 12(g) of the Act: NASDAQ OTCBB


                         Preferred Stock Purchase Rights

This Form 8-A/A amends and supplements the Form 8-A filed by Miravant Medical Technologies, or the Company, on July 18, 2000 and as amended on May 24, 2001, which are referred to in this report as the "Form 8-A".

Item 1. Description of Registrant's Securities to be Registered

     Item 1 of the Form 8-A is amended and supplemented by adding the following:

     On December 31, 2004, the Board of Directors of the Company authorized an amendment to the Preferred Stock Rights Agreement, dated as of July 13, 2000, or the Rights Agreement, between the Company and U.S. Stock Transfer Corporation, as Rights Agent. The amendment revises the definition of "Acquiring Person" in the Rights Agreement to provide that the none of the following entities is deemed an "Acquiring Person" in connection with a transfer among any of the following entities of any shares of the Company's common stock (or securities convertible into shares of the Company's common stock) beneficially owned by such entities on the date of the amendment:

                  GORUMNA, LTD. (BVI)
                  PLEYEL HOLDINGS, LIMITED (BVI)
                  BIG CAT CAPITAL, LIMITED (BVI)
                  ACACIAS FINANCIAL, LIMITED (BVI)
                  ALERT INVESTMENTS, LIMITED (BVI)
                  CAMELFORD HOLDINGS, LIMITED (BVI)
                  DANUBE FINANCIAL, LIMITED (BVI)
                  DELICE FINANCIAL, LIMITED (BVI)
                  IRIS FINANCIAL, LIMITED (BVI)
                  PEARL WAVES, INC. (BVI)
                  PRINCESS FINANCE LIMITED, A BVI COMPANY
                  BOMOSEEN INVESTMENTS, LIMITED
                  DANDELION INTERNATIONAL, LIMITED
                  KINARO INVESTMENTS S.A.
                  MOREBATH HOLDINGS, LIMITED
                  SAULES HOLDINGS, LIMITED
                  SILVER CREEK INVESTMENTS, LIMITED
                  ST. CLOUD INVESTMENTS, LIMITED
                  TIOMAN FINANCE, LIMITED

     Each of the foregoing entities is an existing securityholder of the Company.

     The amendment is attached as Exhibit 4.3 hereto and incorporated herein by reference.

Item 2.           Exhibits

                  4.1 Preferred Stock Rights Agreement, dated as of July 13, 2000, between Miravant Medical Technologies and U.S. Stock Transfer Corporation including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively. (incorporated by reference to Exhibit 4.1 to the Company's Report on Form 8-A, filed July 18, 2000)

                 4.2 Amendment to the Rights Agreement, dated as of April 24, 2001, between Miravant Medical Technologies and U.S. Stock Transfer Corporation, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed May 24,
                           2001)

                 4.3 Amendment to the Rights Agreement, dated as of December 31, 2004, between Miravant Medical Technologies and U.S. Stock Transfer Corporation, as Rights Agent. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on
                           Form 8-K, filed January 4, 2005)





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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                   Miravant Medical Technologies

 Dated: January 4, 2005                          By:       /s/ John M. Philpott
                                                          --------------------
                                                               John M. Philpott
                                                     Chief Financial Officer